SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 3)


                             Target Logistics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   876123 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Not Applicable
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:
                              _
                             |_|  Rule 13d-1(b)
                             |_|  Rule 13d-1(c)
                             |X|  Rule 13d-1(d)
                              -   ---------------

---------------------------------------       ----------------------------------
CUSIP No.   876123 10 0                   13G  Page    2   of   11      Pages
          ----------------------------               ----     -------
---------------------------------------       ----------------------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Wrexham Aviation Corp.                     52-1703231
--------------------------------------------------------------------------------
                                                                         _
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         _
                                                                    (b) |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5      SOLE VOTING POWER
     SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
  OWNED BY EACH      6      SHARED VOTING POWER
    REPORTING               9,129,550
  PERSON WITH      -------------------------------------------------------------
                     7      SOLE DISPOSITIVE POWER
                            0
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            8,816,718
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,129,550
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUTN IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                 _
                                                                         |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          61.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

---------------------------------------       ----------------------------------
CUSIP No.   876123 10 0                   13G  Page    3   of   11      Pages
          ----------------------------               ----     -------
---------------------------------------       ----------------------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           TIA, Inc.                                   56-1587147
--------------------------------------------------------------------------------
                                                                         _
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         _
                                                                    (b) |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5      SOLE VOTING POWER
     SHARES                 8,396,718
   BENEFICIALLY    -------------------------------------------------------------
  OWNED BY EACH      6      SHARED VOTING POWER
    REPORTING               732,832
  PERSON WITH      -------------------------------------------------------------
                     7      SOLE DISPOSITIVE POWER
                            8,396,718
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            420,000
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,129,550
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUTN IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                 _
                                                                         |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          61.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

---------------------------------------       ----------------------------------
CUSIP No.   876123 10 0                   13G  Page    4   of   11      Pages
          ----------------------------               ----     -------
---------------------------------------       ----------------------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Richard A. Swirnow                        ###-##-####
--------------------------------------------------------------------------------
                                                                         _
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         _
                                                                    (b) |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
    NUMBER OF        5      SOLE VOTING POWER
     SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
  OWNED BY EACH      6      SHARED VOTING POWER
    REPORTING               9,129,550
  PERSON WITH      -------------------------------------------------------------
                     7      SOLE DISPOSITIVE POWER
                            0
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            8,816,718
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,129,550
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUTN IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                 _
                                                                         |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          61.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

---------------------------------------       ----------------------------------
CUSIP No.   876123 10 0                   13G  Page    5   of   11      Pages
          ----------------------------               ----     -------
---------------------------------------       ----------------------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Swirnow Airways Corp.                      52-1230049
--------------------------------------------------------------------------------
                                                                         _
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         _
                                                                    (b) |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5      SOLE VOTING POWER
     SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
  OWNED BY EACH      6      SHARED VOTING POWER
    REPORTING               9,129,550
  PERSON WITH      -------------------------------------------------------------
                     7      SOLE DISPOSITIVE POWER
                            0
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            8,816,718
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,129,550
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUTN IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                 _
                                                                         |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          61.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

---------------------------------------       ----------------------------------
CUSIP No.   876123 10 0                   13G  Page    6   of   11      Pages
          ----------------------------               ----     -------
---------------------------------------       ----------------------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Caribbean Freight System, Inc.             56-1710207
--------------------------------------------------------------------------------
                                                                         _
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                         _
                                                                    (b) |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5      SOLE VOTING POWER
     SHARES                 420,000
   BENEFICIALLY    -------------------------------------------------------------
  OWNED BY EACH      6      SHARED VOTING POWER
    REPORTING               0
  PERSON WITH      -------------------------------------------------------------
                     7      SOLE DISPOSITIVE POWER
                            420,000
                   -------------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          420,000
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUTN IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                 _
                                                                         |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


Item 1(a).        Name of Issuer:

                  Target Logistics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  112 East 25th Street, Baltimore, Maryland 21218

Item 2(a).        Names of Persons Filing:

                  This  Schedule  13G is  being  filed on  behalf  of all of the
                  following   Reporting  Persons,   pursuant  to  the  Agreement
                  attached hereto as Exhibit 1:

                  Wrexham Aviation Corp.
                  TIA, Inc.
                  Richard A. Swirnow
                  Swirnow Airways Corp.
                  Caribbean Freight System, Inc.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  112 East 25th Street, Baltimore, Maryland 21218

Item 2(c).        Citizenship:

                  Wrexham Aviation Corp.             Delaware
                  TIA, Inc.                          Delaware
                  Richard A. Swirnow                 USA
                  Swirnow Airways Corp.              Delaware
                  Caribbean Freight System, Inc.     Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  876123 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

                  Not applicable.


Item 4.  Ownership:

                  As  of  December  31,   1999,   the   following   shares  were
                  beneficially owned by the Reporting Persons:

                  Wrexham Aviation Corp.
                  (a)      Amount beneficially owned:                                                    9,129,550*
                  (b)      Percent of class:                                                                 61.6%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                                     0
                           (ii)     Shared power to vote or to direct the vote:                          9,129,550*
                           (iii)    Sole power to dispose or to direct the disposition of:                        0
                           (iv)     Shared power to dispose or to direct the disposition of:             8,816,718*

                  * Includes 2,732,133 shares which TIA, Inc. has the right to acquire as of December 31, 1999 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which
                  TIA, Inc. has the right to acquire as of December 31, 1999 by the exercise of Common Stock Purchase Warrants.

                  TIA, Inc.
                  (a)      Amount beneficially owned:                                                    9,129,550*
                  (b)      Percent of class:                                                                 61.6%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                            8,396,718*
                           (ii)     Shared power to vote or to direct the vote:                             732,832
                           (iii)    Sole power to dispose or to direct the disposition of:               8,396,718*
                           (iv)     Shared power to dispose or to direct the disposition of:                420,000

                  * Includes 2,732,133 shares which TIA, Inc. has the right to acquire as of December 31, 1999 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which
                  TIA, Inc. has the right to acquire as of December 31, 1999 by the exercise of Common Stock Purchase Warrants.

                  Richard A. Swirnow
                  (a)      Amount beneficially owned:                                                    9,129,550*
                  (b)      Percent of class:                                                                 61.6%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                                     0
                           (ii)     Shared power to vote or to direct the vote:                          9,129,550*
                           (iii)    Sole power to dispose or to direct the disposition of:                        0
                           (iv)     Shared power to dispose or to direct the disposition of:             8,816,718*

                  * Includes 2,732,133 shares which TIA, Inc. has the right to acquire as of December 31, 1999 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which
                  TIA, Inc. has the right to acquire as of December 31, 1999 by the exercise of Common Stock Purchase Warrants.

                                     - 8 -



Item 4 (Ownership) - cont.

                  Swirnow Airways Corp.
                  (a)      Amount beneficially owned:                                                    9,129,550*
                  (b)      Percent of class:                                                                 61.6%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                                     0
                           (ii)     Shared power to vote or to direct the vote:                          9,129,550*
                           (iii)    Sole power to dispose or to direct the disposition of:                        0
                           (iv)     Shared power to dispose or to direct the disposition of:             8,816,718*

                  * Includes 2,732,133 shares which TIA, Inc. has the right to acquire as of December 31, 1999 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which
                  TIA, Inc. has the right to acquire as of December 31, 1999 by the exercise of Common Stock Purchase Warrants.

                  Caribbean Freight System, Inc.
                  (a)      Amount beneficially owned:                                                       420,000
                  (b)      Percent of class:                                                                   3.5%
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                               420,000
                           (ii)     Shared power to vote or to direct the vote:                                   0
                           (iii)    Sole power to dispose or to direct the disposition of:                  420,000
                           (iv)     Shared power to dispose or to direct the disposition of:                      0

Item 5.  Ownership of Five Percent or Less of a Class:

                  This statement is being filed with respect to Caribbean Freight System,  Inc. to report the fact that as  of  the date hereof  such  reporting  person  has  ceased to be the  beneficial  owner of more than five  percent  of  the
                  class of securities.                                                                              [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

Item 7.  Identification  and  Classification  of the  Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.  Notice of Dissolution of Group:

                  Not applicable.


Item 10. Certification:

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  February 7, 2000

                                           WREXHAM AVIATION CORP.


                                           By:   /s/ Richard A. Swirnow
                                                 -------------------------------
                                                 Richard A. Swirnow, President

                                           TIA, INC.


                                           By:   /s/ Richard A. Swirnow
                                                 -------------------------------
                                                 Richard A. Swirnow, President

                                           SWIRNOW AIRWAYS CORP.


                                           By:   /s/ Richard A. Swirnow
                                                 -------------------------------
                                                 Richard A. Swirnow, President

                                           CARIBBEAN FREIGHT SYSTEM, INC.


                                           By:   /s/ Richard A. Swirnow
                                                 -------------------------------
                                                 Richard A. Swirnow, President


                                           /s/ Richard A. Swirnow
                                           -------------------------------------
                                           Richard A. Swirnow

                                                          TARGET LOGISTICS, INC.
                                                                  SCHEDULE 13G/A
                                                               (AMENDMENT NO. 3)
                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

                  In accordance with Rule 13d-1(f)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, the undersigned parties hereby agree that the Schedule 13G to which this Agreement is an Exhibit shall be filed on behalf of each of the undersigned.

DATE:  February 7, 2000

                                              WREXHAM AVIATION CORP.


                                        By:   /s/ Richard A. Swirnow
                                              ----------------------------------
                                              Richard A. Swirnow, President

                                        TIA, INC.


                                        By:  /s/ Richard A. Swirnow
                                             -----------------------------------
                                             Richard A. Swirnow, President

                                        SWIRNOW AIRWAYS CORP.


                                        By:  /s/ Richard A. Swirnow
                                             -----------------------------------
                                             Richard A. Swirnow, President

                                        CARIBBEAN FREIGHT SYSTEM, INC.


                                        By:  /s/ Richard A. Swirnow
                                             -----------------------------------
                                             Richard A. Swirnow, President


                                       /s/ Richard A. Swirnow
                                       -----------------------------------------
                                       Richard A. Swirnow


                                     - 11 -